Exhibit 10.75

RELOCATION AGREEMENT

(“Agreement”)

WHEREAS MXenergy Holdings Inc., a Delaware corporation (“MX”), and Chaitu Parikh (“Executive,” and with MX, the “Parties”) wish to agree on terms under which Executive will relocate from MX’s Stamford, Connecticut office to MX’s Houston, Texas office.

NOW, THEREFORE, subject to the terms and conditions of this Agreement, and in consideration of the mutual promises here and for good and other consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.             Sale of Ridgefield Residence.  MX will provide the following benefits with respect to the sale of Executive’s primary residence in Ridgefield, Connecticut:

(a)           Home Sale Assistance.  MX agrees that it will:

(i)            engage a relocation firm mutually acceptable to the Parties, which relocation firm would purchase the Executive’s residence in Ridgefield for its fair market value.

(ii)           pay Executive an amount equal to the difference between $1,725,000 and the purchase price paid for such residence by the relocation firm hired pursuant to clause (i) above.

(iii)          reimburse Executive for all sale expenses listed in Section 1(b) below, including any commission to be paid to the relocation management company/service provider.

The Parties agree that MX will not be responsible for any costs or losses associated with the sale of Executive’s residence located in Carmel, New York.

(b)           Sale Expenses.  To the extent incurred by Executive and upon submission of appropriate receipts and other satisfactory documentation, MX will reimburse Executive for the following expenses reasonably and necessarily incurred by Executive in connection with the sale of his Ridgefield home:

(i)            Property transfer fees/taxes;

(ii)           Reasonable attorneys’ fees (if any);

(iii)          Recording fees;

(iv)          Inspection fees, if required; and

(v)           Other reasonable and customary closing costs paid for by a seller of a residence.

2.             Purchase of Houston Residence.  Upon submission of appropriate receipts and other satisfactory documentation, MX will reimburse Executive for the following expenses reasonably and necessarily incurred by Executive in connection with the purchase of a home in Houston:

(a)           Costs of a relocation management firm/service provider to identify potential homes for purchase;

(b)           Costs associated with house-hunting trips, including for airfare, hotel accommodations, and incidentals;

(c)           Necessary temporary housing costs for up to six months;

(d)           Reasonable attorneys’ fees;

(e)           Recording fees;

(f)            Inspection fees; and

(g)           Other reasonable and customary closing costs

3.             Relocation Expenses.  Upon submission of appropriate receipts and other satisfactory documentation, MX will reimburse Executive for the following expenses reasonably and necessarily incurred by Executive in connection with relocating his family from Ridgefield to Houston:

(a)           all expenses related to packing, moving, temporary storage and unpacking costs.

(b)           all expenses related to transporting up to three vehicles (including license and registration costs in Texas).

(c)           all expenses related to locating a new home in Houston (including air fare, hotels and related incidentals).

4.             Temporary Housing Expenses.  To the extent necessary, upon the submission of satisfactory documentation, MX will reimburse Executive for temporary housing costs for up to six months following his relocation (which expenses may include renting Executive’s residence in Ridgefield from the relocation company that purchases such residence from Executive).

5.             Tax Gross Up.  MX agrees that it will “gross up” Executive for any taxes owed by the Executive as a result of any payments made to the Executive under this Agreement (other than the payment made to Section 6 hereof).

6.             Additional Payments to Executive.  Upon the execution and delivery of this Agreement, MX will make a lump sum payment to Executive of $15,000 to cover additional incidental expenses related to his and his family’s relocation to Houston.

7.             Amendment to Executive’s Employment Agreement.  MX and Executive agree that Executive’s employment agreement will be amended pursuant to the amendment to such employment agreement attached as Exhibit A hereto.

8.             No Other Benefits.  Except as specifically set forth herein, this Agreement is not intended to and does not amend or otherwise affect Executive’s current employment agreement or the terms and conditions of Executive’s employment with MX.  This Agreement is not a guarantee of employment for any specific length of time.

9.             Amendment.  No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized MX officer and Executive.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

10.           Interpretation; Exclusive Forum.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the internal laws of the State of Connecticut (excluding any that mandate the use of another jurisdiction’s laws).  Any litigation, arbitration, or similar proceeding with respect to such matters only may be brought within that state, and all parties to this Agreement consent to that state’s jurisdiction and agree that venue anywhere in that state would be proper.

11.           No Assignment.  Executive may not assign or pledge this Agreement or any rights arising under it.

12.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

14.           Entire Agreement.  All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.

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15.           Headings.  The headings used in this Agreement are for convenience and shall not be interpreted to alter or change in any way the interpretation of the substantive provisions herein.

Dated:	May 10, 2010	MXENERGY HOLDINGS INC.

		By:	/s/ Jeffrey Mayer
JEFFREY MAYER
President and CEO

Dated:	May 10, 2010		/s/ Chaitu Parikh
CHAITU PARIKH